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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT: PATRICK JAECKLE
         EXECUTIVE VICE PRESIDENT
         (303) 716-0041


                       SPECIALTY CARE NETWORK ADDRESSES
                           CERTAIN RECENT DEVELOPMENTS

LAKEWOOD, Colorado (October 19, 1999) C In response to a published report, Specialty Care Network, Inc. (Nasdaq/NM:SCNI) is issuing the following statement with regard to certain recent developments.

         PREFERRED STOCK OFFERING. The Company is in negotiations with potential investors with regard to an offering of Company preferred stock. The precise terms of the offering remain subject to negotiation, and the Company cannot assure that an offering will be completed. The Company is seeking to raise $4-8 million. The Company intends to use $4 million of the proceeds to increase its ownership interest in HealthGrades.com, Inc. to 90 percent.

         The securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         LITIGATION. The Company has been in settlement discussions with certain of the practices with which it has been litigating. However, while the Company is hopeful that it will be able to reach an amicable settlement with these practices, it cannot assure that a settlement will be reached and cannot predict with accuracy the terms of any such settlement.

         BANKING RELATIONSHIP. As a result of agreements restructuring or terminating the Company's arrangements with its affiliated practices and the settlement of certain litigation, the Company has reduced indebtedness on its credit facility to approximately $12.3 million as of October 1, 1999, and has revised its credit facility to a term loan payable through November 21, 2000. As a result of the revision of its credit facility, the Company is no longer in default.

         The Company has not requested any additional credit from its bank lenders, and is unable to predict whether it would be able to borrow additional amounts if it made such a request.



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         TERMINATION AGREEMENTS. The Company has recently entered into termination agreements with Greater Chesapeake Orthopaedic Associates, L.L.C. ("GCOA") and Orthopaedic and Sports Medicine Center, L.L.C. ("OSMC"). As a result of these agreements, the Company is no longer providing management services to the practices. Under its termination agreement with GCOA, the Company will retain the $1,185,271 prepaid service fee and receive a percentage of ancillary service revenues relating to bone densitometry and MRI equipment at the practice through August 31, 2003 and April 30, 2003, respectively. With respect to OSMC, the Company received $150,000 and a promissory note in the amount of $1,073,777, which is payable through October 1, 2000.

         The Company has discussed termination arrangements with three other practices, but cannot predict whether it will enter into additional termination arrangements.

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